November 1, 2011

JPMorgan Trust II

270 Park Avenue

New York, NY 10017

Dear Sirs:

J.P. Morgan Investment Management Inc., JPMorgan Funds Management, Inc. and JPMorgan Distribution Services, Inc. (collectively, “JPMorgan Service Providers”) hereby agree to waive fees owed to each JPMorgan Service Provider or to reimburse each Fund listed on Schedule A through October 31, 2012. The JPMorgan Service Providers will waive fees or reimburse to the extent total operating expenses exceed the rate of average daily net assets also indicated on Schedule A. This expense limitation does not include acquired fund fees and expenses, dividend expenses on securities sold short, interest, taxes, expenses related to litigation and potential litigation1 extraordinary expenses not incurred in the ordinary course of the Funds’ business and expenses related to the JPMorgan Funds’ Board of Trustees’ deferred compensation plan.

The JPMorgan Service Providers understand and intend that the Funds will rely on this agreement in preparing and filings their registration statements on Form N-1A and in accruing the Funds’ expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Funds to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

J.P. Morgan Investment Management Inc. JPMorgan Funds Management, Inc. JPMorgan Distribution Services, Inc.
By:

Accepted by: JPMorgan Trust II

By:

[1]	The expenses related to litigation and potential litigation will be excluded for certain Funds as follows:

•	For JPMorgan Large Cap Growth Fund, JPMorgan Large Cap Value Fund and JPMorgan Small Cap Growth Fund beginning December 1, 2011

•	For JPMorgan Equity Income Fund beginning March 1, 2012

For all other Funds, the expenses related to litigation and potential litigation will be excluded beginning November 1, 2011.

JPMTII Fee Waiver Agreement

Page II

SCHEDULE A

FUND NAME	Class A	Class B	Class C	Select Class	Institutional Class	Class R6	Class R5	Class R2
JPMorgan Equity Income Fund	1.04%	1.54%	1.54%	0.79%			0.59%	1.29%
JPMorgan Equity Index Fund	0.45%	1.20%	1.20%	0.20%
JPMorgan Intrepid Mid Cap Fund	1.24%	1.99%	1.99%	0.99%
JPMorgan Investor Balanced Fund	0.50%	1.25%	1.25%	0.25%
JPMorgan Investor Conservative Growth Fund	0.50%	1.25%	1.25%	0.25%
JPMorgan Investor Growth Fund	0.50%	1.25%	1.25%	0.25%
JPMorgan Investor Growth & Income Fund	0.50%	1.25%	1.25%	0.25%
JPMorgan Large Cap Growth Fund	1.10%	1.60%	1.60%	0.95%		0.70%	0.75%	1.35%
JPMorgan Large Cap Value Fund	0.95%	1.45%	1.45%	0.80%		0.55%	0.60%	1.20%
JPMorgan Market Expansion Index Fund	0.82%	1.57%	1.57%	0.57%				1.07%
JPMorgan Mid Cap Growth Fund	1.24%	1.74%	1.74%	0.93%		0.74%	0.79%	1.40%
JPMorgan Multi-Cap Market Neutral Fund	1.75%	2.50%	2.50%	1.50%
JPMorgan Small Cap Growth Fund	1.25%	1.75%	1.75%	1.00%	0.85%	0.75%		1.50%
JPMorgan Small Cap Value Fund	1.25%	1.86%	1.86%	1.00%		0.86%	0.91%	1.50%